Exhibit 2.3

                     IN THE UNITED STATES BANKRUPTCY COURT
                     FOR THE NORTHERN DISTRICT OF ILLINOIS


In re:                                   )     Case No. 02-08699
                                         )     (Jointly Administered)
National Steel Corporation., et al.,     )     Chapter 11
                                         )     Hon. John H. Squires
                                         )
                  Debtors.               )
                                         )


                FINDINGS OF FACT, CONCLUSIONS OF LAW AND ORDER
             CONFIRMING FIRST AMENDED JOINT PLAN OF LIQUIDATION OF
           NATIONAL STEEL CORPORATION AND ITS AFFILIATED DEBTORS AND
                      DEBTORS IN POSSESSION, AS MODIFIED



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                                          TABLE OF CONTENTS
                                                                                                 Page
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
INTRODUCTION........................................................................................1

I.       FINDINGS OF FACT...........................................................................4
         A.       JURISDICTION AND VENUE............................................................4
         B.       PLAN MODIFICATION.................................................................4
         C.       COMPLIANCE WITH THE REQUIREMENTS OF SECTION 1129
                  OF THE BANKRUPTCY CODE............................................................5
                  1.       Section 1129(a)(1) -- Compliance of the Plan with
                           Applicable Provisions of the Bankruptcy
                           Code.....................................................................5
                           a.       Sections 1122 and 1123(a)(1)-(4) -- Classification
                                    and Treatment of Claims and Interests...........................5
                           b.       Section 1123(a)(5)-- Adequate Means for
                                    Implementation of the Plan......................................7
                           c.       Section 1123(a)(6)-- Prohibition Against the Issuance
                                    of Nonvoting Equity Securities and Adequate
                                    Provisions for Voting Power of Classes of Securities............8
                           d.       Section 1123(a)(7) - Selection of a Plan Administrator,
                                    the Plan Monitor and the Unsecured Creditors
                                    Representative in a Manner Consistent with
                                    the Interests of Creditors and Equity
                                    Security Holders and Public Policy..............................8
                           e.       Section 1123(b)(1)-(2)-- Impairment of Claims and
                                    Interests and Assumption, Assumption and Assignment
                                    or Rejection of Executory Contracts and Unexpired
                                    Leases..........................................................9
                           f.       Section 1123(b)(3)-- Retention, Enforcement and
                                    Settlement of Claims Held by the Debtors.......................10
                           g.       Section 1123(b)(5)-- Modification of the Rights of
                                    Holders of Claims..............................................10
                           h.       Section 1123(b)(6)-- Other Provisions Not
                                    Inconsistent with Applicable Provisions of the
                                    Bankruptcy Code................................................10
                  2.       Section 1129(a)(2)-- Compliance with Applicable Provisions of the Bankruptcy Code..................................................11
                  3.       Section 1129(a)(3)-- Proposal of the Plan in Good Faith.................12
                  4.       Section 1129(a)(4)-- Bankruptcy Court Approval of Certain
                           Payments as Reasonable..................................................12
                  5.       Section 1129(a)(5)-- Disclosure of Identity of Proposed
                           Management, Compensation of Insiders and Consistency of
                           Management Proposals with the Interests of Creditors and
                           Public Policy...........................................................13
                  6.       Section 1129(a)(6)-- Approval of Rate Changes...........................13
                  7.       Section 1129(a)(7)-- Best Interests of Holders of Claims and
                           Interests...............................................................14
                  8.       Section 1129(a)(8)-- Acceptance of the Plan by Each
                           Impaired Class..........................................................14
                  9.       Section 1129(a)(9)-- Treatment of Claims Entitled to Priority
                           Pursuant to Section 507(a) of the Bankruptcy Code.......................15
                  10.      Section 1129(a)(10)-- Acceptance By at Least One
                           Impaired Class..........................................................15
                  11.      Section 1129(a)(11)-- Feasibility of the Plan...........................15
                  12.      Section 1129(a)(12)-- Payment of Bankruptcy Fees........................16
                  13.      Section 1129(a)(13)-- Retiree Benefits..................................16
                  14.      Section 1129(b)-- Confirmation of the Plan Over the
                           Nonacceptance of Impaired Classes.......................................16
                  15.      Bankruptcy Rule 3016(a).................................................17
                  16.      Section 1129(d)-- Purpose of Plan.......................................17
         D.       SETTLEMENTS AND RELEASES.........................................................17
                  1.       Intercreditor Settlement and Settlement of
                           Intercompany Claims.....................................................17
                  2.       The PBGC Settlement.....................................................19
                  3.       Fairness of Releases....................................................20
         E.       SATISFACTION OF CONDITIONS TO CONFIRMATION.......................................21

II.      CONCLUSIONS OF LAW........................................................................21
         A.       JURISDICTION AND VENUE...........................................................21
         B.       MODIFICATIONS OF THE PLAN........................................................21
         C.       EXEMPTIONS FROM SECURITIES LAWS..................................................21
         D.       COMPLIANCE WITH SECTION 1129 OF THE BANKRUPTCY CODE..............................22
         E.       APPROVAL OF THE SETTLEMENTS AND RELEASES PROVIDED  UNDER THE PLAN
                  AND CERTAIN OTHER MATTERS........................................................22
         F.       AGREEMENTS AND OTHER DOCUMENTS...................................................23
         G.       TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES............................24

III.     ORDER.....................................................................................24
         A.       CONFIRMATION OF THE PLAN.........................................................24
         B.       EFFECTS OF CONFIRMATION..........................................................25
                  1.       Immediate Effectiveness; Successors and Assigns.........................25
                  2.       Continued Corporate Existence; Vesting of Assets........................25
                  3.       Cancellation and Surrender of Instruments, Securities and
                           Other Documentation.....................................................26
                  4.       Release of Liens........................................................27
         C.       CLAIMS BAR DATES FOR ADMINISTRATIVE CLAIMS.......................................27
                  1.       General Bar Date Provisions.............................................27
                  2.       Bar Dates for Certain Administrative Claims.............................28
                           a.       Professional Compensation......................................28
                           b.       Ordinary Course Liabilities....................................28
                           c.       Priority Tax Claims............................................29
         D.       MATTERS RELATING TO IMPLEMENTATION OF THE PLAN...................................29
                  1.       Restructuring Transactions..............................................29
                  2.       Directors and Officers of Reorganized Debtors...........................32
                  3.       Approval of Executory Contract and Unexpired Lease
                           Provisions and Related Procedures.......................................33
                  4.       Distribution Record Date................................................34
                  5.       Approval of Preservation of Rights of Action............................34
                  6.       Approval of Assignment of NKK Litigation Claims to NKK
                           Litigation Trust........................................................35
                  7.       Implementation of the Intercreditor Settlement..........................36
                  8.       Implementation of the PBGC Settlement...................................37
         E.       ACTIONS IN FURTHERANCE OF THE PLAN...............................................37
         F.       RELEASES AND INDEMNIFICATION.....................................................39
         G.       DISCHARGE, TERMINATION, INJUNCTION AND SUBORDINATION RIGHTS......................39
                  1.       Non-Discharge of Claims.................................................39
                  2.       Injunctions.............................................................40
                  3.       Exculpation.............................................................41
         H.       RESOLUTION OF CERTAIN OBJECTIONS.................................................42
         I.       PAYMENT OF STATUTORY FEES........................................................45
         J.       SUBSTANTIAL CONSUMMATION.........................................................45
         K.       RETENTION OF JURISDICTION........................................................45
         L.       NOTICE OF ENTRY OF CONFIRMATION ORDER............................................45


                               TABLE OF EXHIBITS
                               -----------------

                       Exhibit            Exhibit Name
                       -------            ------------

                       A                  Plan

                       B                  Plan Modification Dated as of
                                          October 17, 2003

                       C                  Confirmation Notice



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                                 INTRODUCTION

         National Steel Corporation ("National Steel" or the "Company") and its affiliated debtors and debtors-in-possession in the above-captioned cases (collectively, the "Debtors") having proposed the First Amended Joint Plan of Liquidation of National Steel Corporation and its Affiliated Debtors and Debtors in Possession, as modified by the Modification to the First Amended Joint Plan of Liquidation of National Steel Corporation and its Affiliated Debtors and Debtors in Possession dated as of October 17, 2003 (collectively, the "Plan"); the Bankruptcy Court having entered the Order (I) Approving the Form and Manner of Notice of the Disclosure Statement Hearing; (II) Approving the Disclosure Statement; (III) Setting Confirmation Hearing Date and Procedures for Filing Confirmation Objections; (IV) Establishing Deadlines and Procedures for Claims Objections and Temporary Allowance of Claims for Voting Purposes; (V) Approving Treatment of Certain Claims and Interests; (VI) Approving Record Date and Voting Agent; (VII) Approving the Solicitation Procedures of Confirmation, dated August 20, 2003 (the "Disclosure Statement Order"); the Debtors having filed the Affidavit of Kathleen M. Logan Regarding the Methodology for the Tabulation of Ballots and Results of Voting with Respect to the Disclosure Statement Accompanying the First Amended Joint Plan of Liquidation of National Steel Corporation and its Affiliated Debtors and Debtors in Possession (the "Logan Affidavit") on October 17, 2003; the Debtors having filed the Affidavit of David Hardie Regarding the Methodology for the Tabulation of Ballots and Results of Voting with Respect to the Disclosure Statement Accompanying the First Amended Joint Plan of Liquidation of National Steel Corporation and its Affiliated Debtors and Debtors in Possession (the "Hardie Affidavit," and together with the Logan Affidavit, the "Voting Affidavits");(1) the Bankruptcy Court having established October 23, 2003 at 8:30 a.m. as the date and time of the hearing pursuant to section 1129 of the Bankruptcy Code to consider Confirmation of the Plan (the "Confirmation Hearing"); declarations of service having been executed by Kathleen M. Logan and David Hardie and Filed with the Bankruptcy Court (the "Declarations of Service"), with respect to the mailing of a notice of the Confirmation Hearing and the other solicitation materials in respect of the Plan in accordance with the Disclosure Statement Order; declaration of publication having been Filed with the Bankruptcy Court (the "Declaration of Publication") with respect to the publication of the notice of the Confirmation Hearing in the national edition of the Wall Street Journal, the daily edition of The Chicago Tribune, the daily edition of the South Bend Tribune, the Madison County Post insert to the St. Louis Post-Dispatch, and the Sunday edition of The News Herald.; objections to Confirmation of the Plan (collectively, the "Objections"); the Debtors having filed a Memorandum of Debtors in Support of the First Amended Joint Plan of Liquidation of National Steel Corporation and its Affiliated Debtors and Debtors in Possession, as Modified (the "Memorandum of Law") on

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(1)     The Hardie Affidavit provides sworn testimony with respect to the results of votes cast by holders of the First Mortgage Bonds in Class NSC-3 and the Logan Affidavit provides sworn testimony with respect to the results of votes cast by holders of Claims in Classes NSC-3, NSC-5, NSC-6, NSP-3, NSP-4, PRO-3, PRO-4, Inactive-2 and No Asset-2.

October 17, 2003; the Debtors having filed the Declaration of Kirk Sobecki of National Steel Corporation in Support of Confirmation of the First Amended Joint Plan of Liquidation of National Steel Corporation and its Affiliated Debtors and Debtors in Possession, as Modified (the "Sobecki Declaration"), the Declaration of Andrew Yearley of Lazard Freres & Co. LLC in Support of Confirmation of the First Amended Joint Plan of Liquidation of National Steel Corporation and its Affiliated Debtors and Debtors in Possession, as Modified (the "Yearley Declaration") and the Declaration Tom Williamson of Deloitte Consulting L.P. in Support of Confirmation of the First Amended Joint Plan of Liquidation of National Steel Corporation and its Affiliated Debtors and Debtors in Possession, as Modified (the "Williamson Declaration," and collectively with the Sobecki Declaration and the Yearly Declaration, the "Supporting Declarations") on October 17, 2003 as exhibits to the Memorandum of Law; the Bankruptcy Court having reviewed the Plan, the Disclosure Statement, the Disclosure Statement Order, the Voting Affidavits, the Declarations of Service, the Declarations of Publication, the Objections, the Memorandum of Law, the Supporting Declarations and the other papers before the Bankruptcy Court in connection with the Confirmation of the Plan; the Bankruptcy Court having heard the statements of counsel in support of Confirmation at the Confirmation Hearing, as reflected in the record at the Confirmation Hearing; the Bankruptcy Court having considered all testimony presented and evidence admitted at the Confirmation Hearing; the Bankruptcy Court having taken judicial notice of the papers and pleadings on file in these Chapter 11 Cases; and the Bankruptcy Court finding that (i) notice of the Confirmation Hearing and the opportunity of any party in interest to object to Confirmation were adequate and appropriate, in accordance with Bankruptcy Rule 2002(b) and the Disclosure Statement Order, as to all parties to be affected by the Plan and the transactions contemplated thereby and (ii) the legal and factual bases set forth at the Confirmation Hearing and as set forth in this Confirmation Order establish just cause for the relief granted herein; the Bankruptcy Court hereby makes the following Findings of Fact, Conclusions of Law and Order.(2)


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(2)     This Confirmation Order constitutes the Bankruptcy Court's findings of fact and conclusions of law under Fed. R. Civ. P. 52, as made applicable herein by Bankruptcy Rules 7052 and 9014. Any finding of fact shall constitute a finding of fact even if it is stated as a conclusion of law, and any conclusion of law shall constitute a conclusion of law even if it is stated as a finding of fact.

I.   FINDINGS OF FACT.

     A.  JURISDICTION AND VENUE.

         On March 6, 2002 (the "Petition Date"), the Debtors commenced their respective Reorganization Cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code. The Debtors were and are qualified to be debtors under section 109(a) of the Bankruptcy Code. This Court has jurisdiction over the Chapter 11 Cases pursuant to 28 U.S.C. ss. ss. 157 and 1334. Venue is proper pursuant to 28 U.S.C. ss. ss. 1408 and 1409. Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. ss. 157(b)(2)(L), and this Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

     B.  PLAN MODIFICATION.

         On October 17, 2003, the Debtors filed the Modification to the Plan and served such Modification on the master service list, the Bankruptcy Rule 2002 service list and all parties that filed an objection to the Plan. The Modification does not materially adversely affect or change the treatment of any holders of Claims or Interests who have not accepted in writing such Modification. Accordingly, pursuant to Bankruptcy Rule 3019, the Modification does not require additional disclosure under section 1125 of the Bankruptcy Code or re-solicitation of acceptances or rejections under section 1126 of the Bankruptcy Code, nor does the Modification require that holders of Claims be afforded an opportunity to change previously cast acceptances or rejections of the Plan. Disclosure of the modifications on October 17, 2003 and on the record at the Confirmation Hearing constitutes due and sufficient notice thereof under the circumstances of the Chapter 11 Cases.

     C.  COMPLIANCE WITH THE REQUIREMENTS OF SECTION 1129 OF THE
         BANKRUPTCY CODE.

         1.    Section 1129(a)(1) -- Compliance of the Plan with
               Applicable Provisions of the Bankruptcy Code.

         The Plan complies with all applicable provisions of the Bankruptcy Code, as required by section 1129(a)(1) of the Bankruptcy Code, including sections 1122 and 1123 of the Bankruptcy Code.

               a. Sections 1122 and 1123(a)(1)-(4) -- Classification and Treatment of Claims and Interests.

         Pursuant to sections 1122(a)(3) and 1123(a)(1) of the Bankruptcy Code, Article II of the Plan designates Classes of Claims and Interests, other than Administrative Claims and Priority Tax Claims.(4) As required by section 1122(a), each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class. Article II of the Plan creates separate Classes of Claims and Interests for each of the forty-two (42) separate Debtors (with such Debtors categorized into one of five (5) groups) with a total of ninety-two (92) separate classes of Claims and forty-two (42) Classes of Interests. Article II of the Plan provides for the separate classification of Claims and Interests with respect to each Debtor based upon differences in the legal nature or priority of such Claims and Interests. The Claims or Interests within a particular Class are substantially similar to other Claims or Interests in that Class. The Claims of the PBGC against each Debtor are separately classified because the factual and legal nature of the PBGC's Claims against all of the Debtors, as well as the prior settlement with the PBGC approved by this Bankruptcy Court, are unique to the PBGC. Moreover, valid business, factual and legal reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan. Accordingly, the classification of Claims and Interests under the Plan is appropriate.

------------

(3)    Section 1122(b) of the Bankruptcy Code does not apply in these cases.

(4) Pursuant to section 1123(a)(1) of the Bankruptcy Code, classes of Administrative Claims and Priority Tax Claims are not required to be classified.

         Pursuant to sections 1123(a)(2) and 1123(a)(3) of the Bankruptcy Code, Article II of the Plan specifies all Classes of Claims and Interests that are not impaired under the Plan and specifies the treatment of all Classes of Claims and Interests that are impaired under the Plan. Pursuant to section 1123(a)(4) of the Bankruptcy Code, Article II of the Plan also provides the same treatment for each Claim or Interest within a particular Class, unless the holder of a Claim or Interest agrees to less favorable treatment of its Claim or Interest.

               b.   Section 1123(a)(5) -- Adequate Means for
                    Implementation of the Plan.

         Article IV and various other provisions of the Plan provide adequate means for the Plan's implementation. Those provisions relate to, among other things: (i) the continued corporate existence of the Reorganized Debtors for the purposes of implementing the Plan and the terms of the Sale (subject to the Restructuring Transactions); (ii) the corporate constituent documents that will govern the Reorganized Debtors after the Effective Date; (iii) consummation of the necessary restructuring transactions, including the dissolution of the Inactive Debtors and No Asset Debtors; (iv) provisions for the orderly liquidation of all Reorganized Debtors; (v) creation of the NKK Litigation Trust to pursue the NKK Litigation Claims, pursuant to section 4.11 of the Plan; (vi) the retention by the Reorganized Debtors of certain assets of their respective estates, other than the assets to be transferred to the NKK Litigation Trust pursuant to section 4.11(b) of the Plan; (vii) designation of the Plan Administrator as the sole director and President of each of the Debtors pursuant to section 4.10 of the Plan and the Plan Administrator Agreement; (viii) designation of the Plan Monitor pursuant to sectino 10.18 of the Plan; (ix) designation of the Unsecured Creditors Representative pursuant to section 10.17 of the Plan; (x) the preservation of certain rights of action by the Reorganized Debtors and the Plan Administrator (other than the NKK Litigation Claims to be transferred to the NKK Litigation Trust pursuant to section 4.11(b) of the Plan); (xi) the preservation of the NKK Litigation Claims by the NKK Litigation Trust; and (xii) the cancellation of existing securities and agreements.

               c.   Section 1123(a)(6) -- Prohibition Against the
                    Issuance of Nonvoting Equity Securities and
                    Adequate Provisions for Voting Power of Classes of
                    Securities.

         Section 4.6 of the Plan provides that the certificates of incorporation and the by-laws or similar constituent documents of the Reorganized Debtors, among other things, will prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a) of the Bankruptcy Code. In light of the foregoing, the Plan satisfies the requirement of section 1123(a)(6) of the Bankruptcy Code that a plan of reorganization provide for an appropriate distribution of voting power among the classes of securities possessing voting power.

               d. Section 1123(a)(7) - Selection of a Plan Administrator, the Plan Monitor and the Unsecured Creditors Representative in a Manner Consistent with the Interests of Creditors and Equity Security Holders and Public Policy.

         The Plan complies with section 1123(a)(7) by properly and adequately disclosing or otherwise identifying the procedures for determining the identity and affiliations of all individuals or entities proposed to serve on or after the Effective Date as officers and directors of the Reorganized Debtors. Moreover, the Plan ensures that the selection of the proposed compensation and indemnification arrangements for such persons are consistent with the interests of creditors and public policy.

         Pursuant to Section 4.10 of the Plan, on the Effective Date, the Plan Administrator shall become the sole director and President of each of the Debtors. This manner of selection satisfies section 1123(a)(7) of the Bankruptcy Code because the selection of the Plan Administrator was done with the consent of the Major Creditor Constituencies, who possess the economic interest in recoveries pursuant to the Plan.(5) In addition, the Plan Administrator will provide certain information to, and shall reasonably cooperate with, the Unsecured Creditors Representative, formed by the Creditors' Committee pursuant to section 10.17 of the Plan, as well as the Plan Monitor, selected by the Bondholders' Committee pursuant to section 10.18


------------

(5) Equity security holders, on the other hand, are having their Interests cancelled as of the Effective Date and therefore do not have a stake in the administration of the Debtors' Estates going forward.

of the Plan, in the wind-down of the Debtors' Estates. Thus, the Plan is consistent with the interests of creditors and equity security holders and with public policy, thereby satisfying section 1123(a)(7) of the Bankruptcy Code. In light of the foregoing, the manner of selection of the Plan Administrator, as set forth in the Plan and the Plan Administrator Agreement are consistent with the interests of the holders of Claims and Interests and public policy.

               e. Section 1123(b)(1)-(2) -- Impairment of Claims and Interests and Assumption, Assumption and
                    Assignment or Rejection of Executory Contracts and Unexpired Leases.

         In accordance with section 1123(b)(1) of the Bankruptcy Code, Article II of the Plan impairs or leaves unimpaired, as the case may be, each Class of Claims and Interests. In accordance with section 1123(b)(2) of the Bankruptcy Code, Article V of the Plan provides that, as of the Effective Date, each executory contract and unexpired lease that has not otherwise been assumed or rejected shall be rejected pursuant to Section 365 of the Bankruptcy Code, and such executory contract or unexpired lease shall be rejected as of the Effective Date.

               f. Section 1123(b)(3) -- Retention, Enforcement and Settlement of Claims Held by the Debtors.

         Section 4.11 of the Plan provides that, except as provided in the Plan, this Confirmation Order or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all Litigation Claims, that the Debtors or the Estates may hold against any Person or entity. Each Debtor or its successor(s), in consultation with the Residual Beneficiaries' Representatives, may pursue such Litigation Claims, as appropriate, in accordance with the best interests of the Reorganized Debtor or its successor(s) who hold such rights. In addition, on the Effective Date, in accordance with section 1123(b)(3) of the Bankruptcy Code, the NKK Litigation Claims shall be assigned to the NKK Litigation Trust.

               g.   Section 1123(b)(5) -- Modification of the
                    Rights of Holders of Claims.

         Article II of the Plan modifies, or leaves unaffected, as the case may be, the rights of holders of each Class of Claims.

               h.   Section 1123(b)(6) -- Other Provisions Not
                    Inconsistent with Applicable Provisions of the Bankruptcy Code.

         The Plan includes additional appropriate provisions that are not inconsistent with applicable provisions of the Bankruptcy Code, including: (i) the provisions of Article VI of the Plan governing distributions on account of Allowed Claims; (ii) the provisions of Article VII of the Plan establishing procedures for resolving Disputed Claims and making distributions on account of such Disputed Claims once resolved; (iii) the preservation of rights of action with respect to the Litigation Claims and the NKK Litigation Claims and the creation of the NKK Litigation Trust to pursue the NKK Litigation Claims in Section 4 .11 of the Plan; (iv) the provisions of Section 10.10 of the Plan establishing that, pursuant to section 1141(d)(3) of the Bankruptcy Code, confirmation will not discharge Claims against the Debtors; (v) the provisions of Article IX of the Plan regarding retention of jurisdiction by the Court over certain matters after the Effective Date; (vi) the provisions of Article V of the Plan regarding the disposition of executory contracts and unexpired leases; and (vii) the provisions of Article IV of the Plan regarding the means for implementation of the Plan.

         2.    Section 1129(a)(2) -- Compliance with Applicable
               Provisions of the Bankruptcy Code.

         The Debtors have complied with all applicable provisions of the Bankruptcy Code, as required by section 1129(a)(2) of the Bankruptcy Code, including section 1125 of the Bankruptcy Code and Bankruptcy Rules 3017 and 3018. The Disclosure Statement and the procedures by which the Ballots for acceptance or rejection of the Plan were solicited and tabulated were fair, properly conducted and in accordance with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018 and the Disclosure Statement Order. Consistent with Section 10.12 of the Plan, the Debtors, the Reorganized Debtors, the Creditors' Committee, the Bondholders' Committee, Mitsubishi, Marubeni, the PBGC, and their respective directors, officers, employees, agents, members and professionals, as applicable, have acted in "good faith," within the meaning of section 1125(e) of the Bankruptcy Code.

         3.    Section 1129(a)(3) -- Proposal of the Plan in Good Faith.

         The Debtors proposed the Plan in good faith and not by any means forbidden by law. In determining that the Plan has been proposed in good faith, the Bankruptcy Court has examined the totality of the circumstances surrounding the formulation of the Plan, including the support of the Major Creditor Constituencies and the reaching of the Intercreditor Settlement as well as settlements with the Bondholders and the PBGC. Based on the uncontroverted evidence presented at the Confirmation Hearing, the Bankruptcy Court finds and concludes that the Plan has been proposed with the legitimate and honest purpose of maximizing the returns available to creditors of the Debtors. Moreover, the extensive arms' length negotiations among the Debtors and the Major Creditor Constituencies leading to the Plan's formulation and the Plan itself, including, but not limited to, the division of distributions to holders of General Unsecured Claims, provide independent evidence of the Debtors' good faith in proposing the Plan.

         4.    Section 1129(a)(4) -- Bankruptcy Court Approval of
               Certain Payments as Reasonable.

         Section 10.1 of the Plan makes all payments on account of Professionals' Fee Claims for services rendered prior to the Effective Date subject specifically to the requirements of sections 327, 328, 330, 331, 503(b) and 1103 of the Bankruptcy Code, as applicable, by requiring Professionals to file final fee applications with the Court. The Bankruptcy Court will review the reasonableness of such applications under sections 328 and 330 of the Bankruptcy Code and any applicable case law. Article IX of the Plan provides that the Bankruptcy Court will retain jurisdiction after the Effective Date to hear and determine all applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan. Notwithstanding the foregoing, all fees and expenses of Professionals authorized to be paid periodically pursuant to the prior orders of the Bankruptcy Court shall remain subject to final review for reasonableness by the Bankruptcy Court.

         5.    Section 1129(a)(5) -- Disclosure of Identity of
               Proposed Management, Compensation of Insiders and
               Consistency of Management Proposals with the Interests of Creditors and Public Policy.

         Section 4.10 of the Plan provides that on the Effective Date, the Plan Administrator shall become the sole director and President of each of the Debtors. The selection of Mr. Kirk Sobecki as the Plan Administrator was approved by all Major Creditor Constituencies. Accordingly, the Plan fully satisfies the requirements of section 1129(a)(5) of the Bankruptcy Code.

         6.    Section 1129(a)(6) -- Approval of Rate Changes.

         The Debtors' current businesses do not involve the establishment of rates over which any regulatory commission has jurisdiction or will have jurisdiction after Confirmation.

         7. Section 1129(a)(7) -- Best Interests of Holders of Claims and Interests.

         With respect to each impaired Class of Claims or Interests for each Debtor, each holder of a Claim or Interest in such impaired Class has accepted the Plan or, as demonstrated by the Liquidation Analysis included as Appendix C to the Disclosure Statement, the Sobecki Declaration, the Yearly Declaration and the Williamson Declaration, will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code. The methodology used by the Debtors and their financial advisors in estimating the liquidation value of the Debtors, as set forth on Appendix C to the Disclosure Statement, is reasonable.

         8.    Section 1129(a)(8) -- Acceptance of the Plan by Each
               Impaired Class.

         Pursuant to sections 1124 and 1126 of the Bankruptcy Code: (a) as indicated in Article II of the Plan, Classes NSC-1, NSC-2, NSP-1, NSP-2, PRO-1 and PRO-2 are Classes of unimpaired Claims and (b) as indicated in the Voting Declarations, all impaired Classes of Claims (Classes NSC-3, NSC-4, NSC-5, NSC-6, NSP-3, NSP-4, PRO-3, PRO-4, Inactive-2 and No Asset-2) with the exception of Class No Asset-1 have accepted the Plan. Because the holders of Claims in No. Asset-1 and the holders Interests in Classes NSC-7, NSP-5, PRO-5, Inactive-3 and No Asset-3 will not receive or retain any property on account of such Interests, such Classes are deemed not to have accepted the Plan pursuant to section 1126(g) of the Bankruptcy Code. Notwithstanding the lack of compliance with section 1129(a)(8) of the Bankruptcy Code with respect to the rejecting Classes, the Plan is confirmable because, as described in
Section 14 below, the Plan satisfies the "cramdown" requirements of section 1129(b) of the Bankruptcy Code with respect to such Classes.

         9. Section 1129(a)(9) -- Treatment of Claims Entitled to Priority Pursuant to Section 507(a) of the Bankruptcy Code.

         The Plan provides for treatment of Allowed Administrative Claims, Priority Tax Claims and Non-Tax Priority Claims in the manner required by section 1129(a)(9) of the Bankruptcy Code.

         10.   Section 1129(a)(10) -- Acceptance By at Least One
               Impaired Class.

         As indicated in the Voting Declarations and as reflected in the record of the Confirmation Hearing, at least one Class of Claims for each Debtor that is impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider (i.e., each of Classes NSC-3, NSC-4, NSC-5, NSC-6, NSP-3, NSP-4, PRO-3, PRO-4, Inactive-2 and No Asset-2).

         11.   Section 1129(a)(11) -- Feasibility of the Plan.

         The Plan proposed by the Debtors provides for the liquidation of the Debtors' remaining assets and a distribution of Cash to creditors in accordance with the priority scheme of the Bankruptcy Code and the terms of the Plan. The evidence submitted at the Confirmation Hearing demonstrates that, based upon reasonable assumptions and estimates, the Debtors will be able to pay all Allowed Administrative and Priority Claims in full. Accordingly, the Plan is feasible and meets the requirements of section 1129(a)(11) of the Bankruptcy Code.

         12.   Section 1129(a)(12) -- Payment of Bankruptcy Fees.

         Section 10.3 of the Plan provides that, on or before the Effective Date, Administrative Claims for fees payable pursuant to 28 U.S.C. ss. 1930 will be paid in cash. After the Effective date, the Reorganized Debtors shall pay all required fees pursuant to 28 U.S.C. ss. 1930 or any other statutory requirement and comply with all statutory reporting requirements.

         13.   Section 1129(a)(13) -- Retiree Benefits.

         By virtue of prior orders of the Bankruptcy Court, all of the Debtors' obligations with respect to retiree benefits governed by section 1114 of the Bankruptcy Code have been terminated. Thus, the Plan satisfies section 1129(a)(13).

         14. Section 1129(b) -- Confirmation of the Plan Over the Nonacceptance of Impaired Classes.

         Pursuant to section 1129(b)(1) of the Bankruptcy Code, the Plan may be confirmed notwithstanding that Claims in Class No Asset-1 and Interests in Classes NSC-7, NSP-5, PRO-5, Inactive-3 and No Asset-3 are impaired and are deemed not to have accepted the Plan pursuant to section 1126(g) of the Bankruptcy Code. Other than the requirement in section 1129(a)(8) of the Bankruptcy Code that Classes NSC-7, NSP-5, PRO-5, Inactive-3, No Asset-1 and No Asset-3 accept the Plan, all of the requirements of section 1129(a) of the Bankruptcy Code have been met. The Plan does not discriminate unfairly and is fair and equitable with respect to these Classes. No holders of Claims junior to the Claims of Class No Asset-1 against each respective No Asset Debtor will receive any property under the Plan, because the No Asset Debtors have no material assets. As such, no holders of Claims against or Interests in any No Asset Debtor will receive a distribution under the Plan as a result of such Claim or Interest. In addition, no holders of Interests junior to Classes NSC-7, NSP-5, PRO-5, Inactive-3 and No Asset-3 against each respective Debtor will receive or retain any property under the Plan, as evidenced by the valuations and estimates contained in the Disclosure Statement and in the Yearley Declaration. In addition, no Class of Claims or Interests senior to Classes NSC-7, NSP-5, PRO-5, Inactive-3, No Asset-1 and No Asset-3 is receiving more than full payment on account of the Claims and Interests in such Classes.

         15.   Bankruptcy Rule 3016(a).

         The Plan is dated and identifies the entities submitting the Plan.

         16.   Section 1129(d) -- Purpose of Plan.

         The primary purpose of the Plan is not avoidance of taxes or avoidance of the requirements of Section 5 of the Securities Act, and there has been no objection Filed by any governmental unit asserting such avoidance.

     D.  SETTLEMENTS AND RELEASES

         1.    Intercreditor Settlement and Settlement of
               Intercompany Claims.

         Pursuant to Bankruptcy Rule 9019, and in consideration for the distributions and other benefits provided under the Plan, the Intercreditor Settlement constitutes a good faith compromise and settlement of all disputes among the Debtors and the Major Creditor Constituencies. Under the Intercreditor Settlement, among other things, at the closing of the Sale, (a) the holders of the First Mortgage Bonds received payment of $231.78 million in cash (which was paid to the Indenture Trustee); (b) Mitsubishi and Marubeni were paid, collectively on account of the M&M Secured Loans, $77.42 million in cash; (c) Mitsubishi and Marubeni consented to the assumption and assignment to US Steel of the M&M Leveraged Lease and payment of a $1.0 million cure claim in connection therewith and (d) $25 million was agreed to be set aside for holders of General Unsecured Claims. In addition, under the Intercreditor Settlement, the Debtors committed to file a liquidating plan that would provide, among other things, for (i) all Allowed Secured, Administrative and Priority Claims to be paid in full and (ii) net cash (if any) left available for distribution to prepetition creditors to be allocated 64% to holders of the First Mortgage Bonds (the "Bond Recovery Pool"); 16% to Mitsubishi and Marubeni (collectively) (the "Mitsubishi/Marubeni Recovery Pool"), and 20% to holders of General Unsecured Claims (together with the $25 million of initial funding to be held in trust for the benefit of unsecured creditors, the "Overall Unsecured Creditor Recovery Pool").

         The Plan divides the Overall Unsecured Creditor Recovery Pool into three (3) pools in the following percentages: the NSC Unsecured Creditor Recovery Pool - 95.4%, the ProCoil Unsecured Creditor Recovery Pool - 2.2%, and the NS Pellet Unsecured Creditor Recovery Pool - 2.4%. As set forth in Appendix C to the Disclosure Statement, the allocation of assets to the ProCoil Unsecured Creditor Recovery Pool is based upon the range of values of the liquidation of ProCoil's business and hard assets according to an independent appraisal by MB Valuation Services, Inc. The allocation of assets to the NS Pellet Unsecured Creditor Recovery Pool is based in part upon the value assigned to NS Pellet by US Steel and AK Steel during the sale process. The residual value of the proceeds received in the Sale, less the values attributed to ProCoil and NS Pellet, were allocated to the NSC Unsecured Creditor Recovery Pool. These allocations also took into account a review and analysis of the Intercompany Claims. Based upon the uncontroverted evidence submitted at the Confirmation Hearing, the Court finds that asset values have been allocated to the individual Debtors on a basis that is the result of extensive analysis and negotiation among all key creditor constituencies.

         The proposed recoveries reflect a fair and reasonable allocation of the enterprise value of the Company, taking into account Intercompany Claims, in light of the legal and factual issues and the uncertainty inherent in any litigation of such issues. The support of the Plan by the Major Creditor Constituencies, and the overriding vote in favor of the Plan by individual creditors in virtually all Classes, provides independent evidence of the reasonableness and appropriateness of the settlements.

         2.    The PBGC Settlement.

         Pursuant to Bankruptcy Rule 9019, and in consideration for the distributions and other benefits provided under the Plan, the PBGC Settlement constitutes a good faith compromise and settlement of all disputes among the Debtors and the PBGC, which included the PBGC (i) asserting claims in excess of $2.1 billion against each Debtor, (ii) asserting priority and/or Administrative Claim status for all such Claims and (iii) having liens on assets of certain non-Debtor affiliates of the Debtors securing its Claims, which assets were to be sold to US Steel. To settle disputes regarding these issues, in full settlement of all alleged PBGC Administrative and Priority Claims, the PBGC was paid $30 million in cash at the closing of the Sale. In addition, the Debtors and the PBGC agreed that the PBGC would be granted a single Allowed General Unsecured Claim of approximately $2.1 billion against each Debtor, and would forgo distributions under the Plan on account of such Claims until other holders of Allowed General Unsecured Claims entitled to receive a distribution under the Plan received a 1.5% recovery. This agreement ensured that other holders of Allowed General Unsecured Claims entitled to receive a distribution under the Plan would receive some initial recovery before the PBGC's Allowed Claim (which comprises over 50% of the total pool of General Unsecured Claims) begins to share ratably in the distribution of funds to holders of General Unsecured Claims. The proposed settlement reflect a fair and reasonable resolution of the issues facing the Company and the PBGC. The support of the Plan by the PBGC provides independent evidence of the reasonableness and appropriateness of the settlements.

         3.    Fairness of Releases.

         The releases set forth in Section 4.14 of the Plan are appropriate. The Debtors are releasing certain parties from claims owned by the Debtors (with the exception of the NKK Litigation Claims transferred to the NKK Litigation Trust). No creditor or other third party is being deemed to release any non-derivative claim it may have against a third party. The release provisions were negotiated with all of, and are not objected to by any of, the Major Creditor Constituencies (including the United States Trustee).

     E.  SATISFACTION OF CONDITIONS TO CONFIRMATION.

         Each of the conditions precedent to the entry of this Confirmation Order, as set forth in Section 8.1 of the Plan, has been satisfied.

II.  CONCLUSIONS OF LAW.

     A.  JURISDICTION AND VENUE.

         The Bankruptcy Court has jurisdiction over this matter pursuant to 28 U.S.C. ss.ss. 157 and 1334. This is a core proceeding pursuant to 28 U.S.C. ss. 157(b)(2). The Debtors were and are qualified to be debtors under section 109 of the Bankruptcy Code. Venue of the Reorganization Cases in the United States Bankruptcy Court for the Northern District of Illinois (Eastern Division) was proper as of the Petition Date, pursuant to 28 U.S.C. ss. 1408, and continues to be proper.

     B.  MODIFICATIONS OF THE PLAN.

         Pursuant to sections 1127 and 105 of the Bankruptcy Code and Bankruptcy Rule 3019, holders of Claims in Classes NSC-3, NSC-4, NSC-5, NSC-6, NSP-3, NSP-4, PRO-3, PRO-4, Inactive-2 and No Asset-2 are not required to be re-solicited with respect to the Modification, and notice to such Classes with respect to the Modification was adequate and sufficient.

     C.  EXEMPTIONS FROM SECURITIES LAWS.

         Pursuant to section 1125(d) of the Bankruptcy Code, the Debtors' transmittal of Plan solicitation packages and, their solicitation of acceptances of the Plan are not and will not be governed by or subject to any otherwise applicable law, rule or regulation governing the solicitation or acceptance of a plan of reorganization or the offer, issuance, sale or purchase of securities. Accordingly, the Debtors, the Reorganized Debtors, the Creditors' Committee, the Bondholders' Committee, Mitsubishi, Marubeni, the PBGC, and their respective directors, officers, employees, agents, members and professionals, (acting in such capacity) are entitled to the protection of section 1125(e) of the Bankruptcy Code.

     D.  COMPLIANCE WITH SECTION 1129 OF THE BANKRUPTCY CODE.

         As set forth in Section I above, the Plan complies in all respects with the applicable requirements of section 1129 of the Bankruptcy Code.

     E. APPROVAL OF THE SETTLEMENTS AND RELEASES PROVIDED UNDER THE PLAN AND CERTAIN OTHER MATTERS.

         Pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019(a), the settlements, compromises, releases, waivers, discharges and injunctions set forth in the Plan, the Intercreditor Settlement and the PBGC Settlement are approved as integral parts of the Plan and are fair, equitable, reasonable and in the best interests of the Debtors, the Reorganized Debtors and their respective Estates and the holders of Claims and Interests.

         In approving the settlements, compromises, releases, waivers, discharges and injunctions of and from such potential claims, as described above, the Bankruptcy Court has considered: (a) the balance of the likelihood of success of claims asserted by the Debtors or other claimants against the likelihood of success of the defenses or counterclaims possessed by the Debtors, other claimants or other potential defendants; (b) the complexity, cost and delay of litigation that would result in the absence of these settlements, compromises, releases, waivers, discharges and injunctions; (c) the lack of objections by any creditor or party in interest to the settlements, compromises, releases, waivers, discharges and injunctions and the acceptance of the Plan by an overwhelming majority of the holders of Claims, as set forth in the Voting Declaration; and (d) that the Plan, which gives effect to the settlements, compromises, releases, waivers, discharges and injunctions, is the product of extensive arms' length negotiations among the Debtors, the Creditors' Committee, the Bondholders' Committee, Mitsubishi and Marubeni and other parties in interest.

         All settlements, compromises, releases, waivers, discharges and injunctions of claims and causes of action set forth in the Plan, which are approved herein as an integral part of the Plan and as fair, equitable, reasonable and in the best interests of the Debtors, the Reorganized Debtors and their respective Estates and the holders of Claims and Interests, are effective and binding in accordance with their terms.

     F.  AGREEMENTS AND OTHER DOCUMENTS.

         The Debtors have disclosed all material facts regarding: (1) the Restructuring Transactions authorized by Section 4.7 of the Plan; (2) the adoption of new or amended and restated certificates of incorporation and by-laws or similar constituent documents for the Reorganized Debtors; (3) the selection of the Plan Administrator; (4) the selection of the Plan Monitor;
(5) the selection of the Unsecured Creditors Representative; (6) the Intercreditor Settlement; (7) the PBGC Settlement; (8) the distribution of Cash pursuant to the Plan; (9) the creation of the NKK Litigation Trust pursuant to Section 4.11 of the Plan; and (10) the other matters provided for under the Plan involving the corporate structure of any Debtor or Reorganized Debtor or corporate action to be taken by or required of any Debtor or Reorganized Debtor.

     G.  TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

         As of the Effective Date, each executory contract and unexpired lease that has not otherwise been assumed or rejected by a Final Order of the Bankruptcy Court prior to the Effective Date shall be rejected pursuant to section 365 of the Bankruptcy Code and each rejection shall be legal, valid and binding upon the applicable Debtor or Reorganized Debtor and all nondebtor parties to such executory contract or unexpired lease, all to the same extent as if such rejection had been effectuated pursuant to an appropriate authorizing order of the Bankruptcy Court entered before the Confirmation Date under section 365 of the Bankruptcy Code.

III. ORDER

         ACCORDINGLY, THE COURT HEREBY ORDERS THAT:

     A.  CONFIRMATION OF THE PLAN.

         The Plan and each of its provisions are confirmed pursuant to section 1129 of the Bankruptcy Code. All of the Objections and other responses to, and statements and comments regarding, the Plan, other than those withdrawn with prejudice in their entirety prior to, or on the record at, the Confirmation Hearing are overruled.

     B.  EFFECTS OF CONFIRMATION.

         1.    Immediate Effectiveness; Successors and Assigns.

         The stay contemplated by Bankruptcy Rule 3020(e) shall not apply to this Confirmation Order. Subject to the provisions of Section 10.7 of the Plan, and notwithstanding any otherwise applicable law, immediately upon the entry of this Confirmation Order, the terms of the Plan and this Confirmation Order are deemed binding upon the Debtors, the Reorganized Debtors, any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are impaired under the Plan or whether the holders of such Claims or Interests accepted, rejected or are deemed to have accepted or rejected the
Plan), any and all nondebtor parties to executory contracts and unexpired leases with any of the Debtors and any and all entities that are parties to or are subject to the settlements, compromises, releases, discharges and injunctions described in Section I.C above and the respective heirs, executors, administrators, successors or assigns, if any, of any of the foregoing.

         2.    Continued Corporate Existence; Vesting of Assets.

         Except as otherwise provided in the Plan (and subject to the provisions regarding Restructuring Transactions in Section 4.7 of the Plan), each Debtor shall, as a Reorganized Debtor, continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation (or such other corporate form) under applicable law and in the respective jurisdictions in which they are incorporated and pursuant to their respective certificates or articles of incorporation and by-laws in effect prior to the Effective Date, provided, however, that the corporate purpose of each Reorganized Debtor shall be limited to taking such actions as are necessary to implement, and are consistent with implementing, the Plan and the US Steel Sale. Except as otherwise provided in the Plan, as of the Effective Date, the property of each Debtor's Estate shall revest in the applicable Reorganized Debtor. Without limiting the foregoing, each Reorganized Debtor is authorized to pay the charges that it incurs on or after the Effective Date for professionals' fees, disbursements, expenses or related support services (including fees relating to the preparation of Professional fee applications) without application to the Bankruptcy Court.

         3. Cancellation and Surrender of Instruments, Securities and Other Documentation.

         Except as provided in any contract, instrument or other agreement or document created, entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article VI of the Plan, the Old Securities are canceled and of no further force and effect, without any further action on the part of any Debtor or Reorganized Debtor. The holders of or parties to such canceled instruments, securities and other documentation shall have no rights arising from or relating to such instruments, securities and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan; provided, however, any holder of a Bond that fails to surrender or be deemed to have surrendered such Bond before the first (1st) anniversary of the Effective Date shall have its claim for a distribution on account of such Bond discharged and shall be forever barred from asserting any such claim against any Reorganized Debtor or their respective property or the Indenture Trustee, and shall not participate in any distribution hereunder, and the distribution that would otherwise have been made to such holder shall be distributed by the Indenture Trustee to all holders who have surrendered their Bonds or satisfactorily explained their non-availability to the Indenture Trustee within the first (1st) anniversary of the Effective Date.

         4.    Release of Liens.

         Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article VI of the Plan, all mortgages, deeds of trust, liens or other security interests against the property of any Estate are fully released and discharged, and all right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests, including any rights to any collateral thereunder, shall revert to the applicable Reorganized Debtor and its successors and assigns.

     C.  CLAIMS BAR DATES FOR ADMINISTRATIVE CLAIMS.

         1.    General Bar Date Provisions.

         Except as otherwise provided in Sections 2.2 and 10.1 of the Plan and herein, unless previously filed, all requests for payment of Administrative Claims must be filed with the Bankruptcy Court and served on counself for the Debtors and the Residual Beneficiaries Representatives, pursuant to the procedures specified in the Confirmation Notice (as such term is defined below), no later than thirty (30) days after the Effective Date. Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims and that do not File and serve a request by the applicable bar date shall be forever barred from asserting such Administrative Claims against the Debtors, the Reorganized Debtors or their respective property and such Administrative Claims shall be deemed discharged as of the Effective Date. The Debtors have seventy-five (75) business days after receipt to object to the amount requested. The Bankruptcy Court shall retain jurisdiction to determine the Allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable by a Debtor in the ordinary course of business.

         2.    Bar Dates for Certain Administrative Claims.

               a.   Professional Compensation.

         All final requests for compensation or reimbursement of Professional Fee Claims for services rendered to the Debtors or any creditors' committee prior to the Effective Date and Substantial Contribution Claims must be filed and served on the Reorganized Debtors and their counsel no later than forty-five (45) days after the Effective Date. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Debtors and their counsel and the requesting Professional or other entity no later than thirty (30) days after the date on which the applicable application was served. To the extent necessary, entry of this Confirmation Order shall amend and supersede any previously entered order of the Bankruptcy Court regarding the payment of Professional Fee Claims.

               b.   Ordinary Course Liabilities.

         Holders of Administrative Claims based on liabilities incurred by a Debtor in the ordinary course of its business, including Administrative Claims of governmental units for Taxes shall not be required to File or serve any request for payment of such Administrative Claims. Such Administrative Claims shall be satisfied pursuant to Section 2.2 of the Plan.

               c.   Priority Tax Claims

         Each of the Debtors shall have the right to file an objection to any Priority Tax Claim and other claims asserted by taxing authorities and the Debtors' rights to object to and settle or otherwise compromise Priority Tax Claims are preserved, provided that any such objection must be filed no later than 90 days following the Effective Date, unless such time period is extended by the Court. Following resolution of any objections, Priority Tax Claims and other claims asserted by taxing authorities shall be treated as provided under the Plan and, with respect to objections and other matters addressed herein, the provisions of this Confirmation Order.

     D.  MATTERS RELATING TO IMPLEMENTATION OF THE PLAN.

         1.    Restructuring Transactions.

         On or after the Effective Date, the applicable Reorganized Debtors may enter into such transactions and may take such actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Reorganized Debtors, or to reincorporate certain subsidiary Debtors under the laws of jurisdictions other than the laws of which the applicable subsidiary Debtors are presently incorporated. Such restructuring may include one or more mergers, consolidations, restructures, dispositions, liquidations, or dissolutions, as may be determined by the Debtors or the Reorganized Debtors to be necessary or appropriate (collectively, the "Restructuring Transactions"). The actions to effect the Restructuring Transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (c) the filing of appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable state law; and (d) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions.

         The Restructuring Transactions may include one or more mergers, consolidations, restructures, dispositions, liquidations, or dissolutions, as may be determined by the Reorganized Debtors to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties, and obligations of certain of the Reorganized Debtors vesting in one or more surviving, resulting, or acquiring corporations. In each case in which the surviving, resulting, or acquiring corporation in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting, or acquiring corporation will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Debtor, except as provided in any contract, instrument, or other agreement or document effecting a disposition to such surviving, resulting, or acquiring corporation, which may provide that another Reorganized Debtor will perform such obligations. The Restructuring Transactions may also include transferring and distributing all assets of the Debtors and Reorganized Debtors to a trust created for the benefit of the Debtors' creditors (a "Creditor Trust"), free and clear of all liens, claims and encumbrances pursuant to section 1123(a)(5) of the Bankruptcy Code. Any Creditor Trust shall be administered by the Plan Administrator to complete the liquidation of the Debtors' assets and the distribution thereof to creditors as set forth in this Plan, with the rights and obligations set forth in this Plan. Upon the creation of a Creditor Trust, the Reorganized Debtors may terminate their corporate existence.

         Each of the following shall occur and be effective as of the date specified in the documents effectuating the applicable Restructuring Transactions or the Effective Date, if no such other date is specified in such other documents, and are authorized and approved in all respects and for all purposes without any requirement of further action by the board of directors of any of the Debtors or the Plan Administrator: the Restructuring Transactions; the adoption of new or amended and restated certificates of incorporation and by-laws or similar constituent documents for the Reorganized Debtors; the initial selection of the Plan Administrator; the initial selection of the Plan Monitor; the initial selection of the Unsecured Creditors Representative; the execution of the NKK Litigation Trust Agreement; the distribution of Cash pursuant to the Plan; the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements or documents related to any of the foregoing; and the other matters provided for under the Plan involving the corporate structure of any Debtor or Reorganized Debtor or corporate action to be taken by or required of any Debtor or Reorganized Debtor.

         The Plan Administrator of the Reorganized Debtors is authorized to execute, deliver, file or record such contracts, instruments, releases, and other agreements or documents, including any Governance Documents or other documents related to the implementation of the Plan, and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan. The Secretary or any Assistant Secretary of each Debtor or Reorganized Debtor is authorized to certify or attest to any of the foregoing actions. The execution of any such document or the taking of any such action is deemed conclusive evidence of the authority of such person to so act.

         2.    Directors and Officers of Reorganized Debtors.

         As set forth in Sectin I.B. above, the appointment of the Plan Administrator as the sole director and President of each of the Reorganized Debtors (section 4.10 of the Plan), the Plan Monitor (section 10.18 of the
Plan) and the Unsecured Creditors Representative (section 10.17 of the Plan), as of and immediately following the Effective Date is approved.

         3.    Approval of Executory Contract and Unexpired Lease
               Provisions and Related Procedures.

         Except as otherwise modified herein, the executory contract and unexpired lease provisions of Article V of the Plan are specifically approved. Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into in connection with the Plan, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, the applicable Debtor or Debtors shall reject any executory contact and unexpired lease to which that Debtor is a party.

         Upon prior written notice (reasonable under the circumstances) to the Residual Beneficiary Representatives, any Debtor may assign, as of the effective time of the applicable Restructuring Transaction, any executory contract and unexpired lease that has not otherwise been rejected, to another surviving, resulting, or acquiring corporation in the applicable Restructuring Transaction without further court approval, pursuant to section 365 of the Bankruptcy Code. This Confirmation Order shall constitute an order approving the rejection of executory contracts and unexpired leases described in Article V of the Plan, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date.

         To the extent the rejection by a Debtor pursuant to the Plan of an executory contract or unexpired lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against any Debtor or Reorganized Debtor or the properties of them unless a proof of claim is filed with the clerk of the Bankruptcy Court and served upon counsel to the Debtors and counsel to the Unsecured Creditors Representative, on or before the later of (a) any date set by a Final Order of the Bankruptcy Court, or (b) thirty
(30) days after such executory contract or unexpired lease is rejected.

         4.    Distribution Record Date.

         The Distribution Record Date shall be October 23, 2003. The Distribution provisions of the Plan shall be, and hereby are, approved. The Debtors and the Disbursing Agent, as the case may be, shall make all Distributions required under the Plan.

         As of the close of business on the Distribution Record Date, the respective transfer registers for the Old Securities, as maintained by the Debtors or the Indenture Trustees, shall be closed. The applicable Disbursing Agent shall have no obligation to recognize the transfer or sale of any Old Securities Claim that occurs after the close of business on the Distribution Record Date and shall be entitled for all purposes herein to recognize and make distributions only to those holders of Old Securities Claims that are holders of such Claims as of the close of business on the Distribution Record Date.

         5.    Approval of Preservation of Rights of Action.

         Except as otherwise provided in the Plan or the Confirmation Order, or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all Litigation Claims that the Debtors or the Estates may hold against any Person or entity (with the exception of the NKK Litigation Claims to be transferred to the NKK Litigation Trust pursuant to cestion 4.11(b) of the Plan). Each Debtor or its successors, in consultation with the Residual Beneficiaries' Representatives, may pursue such retained Litigation Claims, as appropriate, in accordance with the best interests of the Reorganized Debtor or its successor(s) who hold such rights.

         6.    Approval of Assignment of NKK Litigation Claims to
               NKK Litigation Trust.

         The Bankruptcy Court hereby approves (a) the terms of the NKK Litigation Trust Agreement (which are incorporated herein as if fully set forth); and (b) the assignment of the NKK Litigation Claims to the NKK Litigation Trust. On the Effective Date, the NKK Litigation Trust will hold all right, title and interest in and to any and all of the NKK Litigation Claims, free and clear of all Liens, claims, encumbrances and other interests, other that the obligation to, at the direction of the NKK Litigation Trust, return the proceeds in the trust to the Reorganized Debtors for distribution to creditors pursuant to the Plan. The NKK Litigation Trust, by and through the trustees thereof, is authorized to (a) investigate, prosecute, litigate, settle, adjust, retain, enforce or abandon any and all NKK Litigation Claims in accordance with the terms of the NKK Litigation Trust Agreement, and (b) perform such other duties and rights as set forth in this Order, the Plan and the NKK Litigation Trust Agreement, and all other agreements and documents that are exhibits or related to any of the foregoing. For purposes of exercising its powers, each of the NKK Litigation Trust and the trustees thereof shall be deemed to be a representative of the Estates pursuant to section 1123(b)(3)(B) of the Bankruptcy Code.

         On the Effective Date, the NKK Litigation Trust shall succeed, for the benefit of the Beneficiaries (as such term is defined in the NKK Litigation Trust Agreement), to all of the rights, privileges and immunities of the Debtors with respect to the NKK Litigation Claims and the other assets transferred to the NKK Litigation Trust.

         To the extent, if any, that they constitute "securities", the offer and sale of the rights and interests of the Beneficiaries arising under the NKK Litigation Trust are in exchange for Claims, or principally in exchange for Claims and partly for cash or property, within the meaning of Section 1145(a)(1) of the Bankruptcy Code. In addition, under Section 1145 of the Bankruptcy Code, to the extent, if any, that the above-listed items constitutes "securities", the offering of such items is exempt and the issuance and distribution of such items will be exempt from Section 5 of the Securities Act of 1933 and any state or local law requiring registration prior to the offering, issuance, distribution or sale of securities.

         The entry of this Confirmation Order shall not bar under principles of res judicata, collateral estoppel, or otherwise the litigation of the NKK Litigation Claims subsequent to the entry of this order, and the NKK Litigation Claims are expressly reserved under section 1123(b)(3)(B) of the Bankruptcy Code.

         7.    Implementation of the Intercreditor Settlement.

         Pursuant to 1142 of the Bankruptcy Code and other applicable law and without any further action by the Bankruptcy Court or the stockholders or board of directors of any of the Reorganized Debtors, on or before the Effective Date, the Reorganized Debtors are authorized and directed to execute and deliver those documents necessary or appropriate to implement the Intercreditor Settlement and to take any and all other such actions and execute, deliver, record and file any and all such other arrangements, instruments, releases and other documents and any changes, additions and modifications thereto, as any of their Responsible Officers of the Debtors may determine are necessary or appropriate in connection with the consummation of the transactions contemplated by the Intercreditor Settlement. The Court specifically retains jurisdiction for the purposes of determination of the final approval of the Intercreditor Settlement pursuant to Bankruptcy Rule 9019.

         8.    Implementation of the PBGC Settlement.

         Pursuant to 1142 of the Bankruptcy Code and other applicable law and without any further action by the Bankruptcy Court or the stockholders or board of directors of any of the Reorganized Debtors, on or before the Effective Date, the Reorganized Debtors are authorized and directed to execute and deliver those documents necessary or appropriate to implement the PBGC Settlement and to take any and all other such actions and execute, deliver, record and file any and all such other arrangements, instruments, releases and other documents and any changes, additions and modifications thereto, as any of their Responsible Officers of the Debtors may determine are necessary or appropriate in connection with the consummation of the transactions contemplated by the PBGC Settlement. The Court specifically retains jurisdiction for the purposes of determination of the final approval of the PBGC Settlement pursuant to Bankruptcy Rule 9019.

     E.  ACTIONS IN FURTHERANCE OF THE PLAN.

         The approvals and authorizations specifically set forth in this Confirmation Order are nonexclusive and are not intended to limit the authority of any Debtor or Reorganized Debtor or any officer thereof to take any and all actions necessary or appropriate to implement, effectuate and consummate any and all documents or transactions contemplated by the Plan or this Confirmation Order. In addition to the authority to execute and deliver, adopt or amend, as the case may be, the contracts, leases, instruments, releases and other agreements specifically granted in this Confirmation Order, the Debtors and the Reorganized Debtors are authorized and empowered to take any and all such actions as the Plan Administrator may determine are necessary or appropriate to implement, effectuate and consummate any and all documents or transactions contemplated by the Plan or this Confirmation Order. The Plan Administrator is authorized to execute, deliver, file or record such contracts, instruments, financing statements, releases, mortgages, deeds, assignments, leases, applications, registration statements, reports or other agreements or documents and take such other actions as necessary or appropriate to effectuate or further evidence the terms and conditions of the Plan, this Confirmation Order and any and all documents or transactions contemplated by the Plan or this Confirmation Order, all without further application to or order of the Bankruptcy Court and whether or not such actions or documents are specifically referred to in the Plan, the Disclosure Statement, this Confirmation Order or the exhibits to any of the foregoing, and the signature of the Plan Administrator on a document executed in accordance with this Section III.F shall be conclusive evidence of the Plan Administrator's determination that such document and any related actions are necessary and appropriate to effectuate or further evidence the terms and conditions of the Plan, this Confirmation Order or other documents or transactions contemplated by the Plan or this Confirmation Order. The Secretary or any Assistant Secretary of each Debtor or Reorganized Debtor is authorized to verify or attest to any of the foregoing actions. Pursuant to section 1142 of the Bankruptcy Code and the Reorganization Effectuation Statutes, to the extent that, under applicable nonbankruptcy law, any of the foregoing actions otherwise would require the consent or approval of the stockholders or the boards of directors of any of the Debtors or Reorganized Debtors, this Confirmation Order shall constitute such consent or approval, and such actions are deemed to have been taken by unanimous action of the stockholders and directors of the appropriate Debtor or Reorganized Debtor.

     F.  RELEASES AND INDEMNIFICATION.

         The release and indemnification provisions contained in the Plan are approved in all respects. The commencement or prosecution by any entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to Section 4.14 of the Plan are permanently enjoined; provided, however, that nothing herein shall impair any of the NKK Litigation Claims transferred to the NKK Litigation Trust pursuant to section 4.11(b) of the Plan or any direct claims owned by any individual creditor against any non-Debtor third party.

     G.  DISCHARGE, TERMINATION, INJUNCTION AND SUBORDINATION RIGHTS.

         1.    Non-Discharge of Claims.

         Pursuant to section 1141(d)(3) of the Bankruptcy Code, Confirmation will not discharge Claims against the Debtors; provided, however, that no holder of a Claim against any Debtor may, on account of such Claim, seek or receive any payment or other distribution from, or seek recourse against, any Debtor, Reorganized Debtor, their respective successors or their respective property, except as expressly provided in the Plan.

         2.    Injunctions.

         Except as otherwise provided in the Plan, from and after the Confirmation Date, all Persons who have held, hold or may hold Claims against or Interests in any of the Debtors are permanently enjoined from prosecuting any claim or cause of action of any nature that is released or terminated under this Plan or that is otherwise inconsistent with the provisions of this Plan, including taking any of the following actions against the Estate(s), the Plan Administrator, or the Disbursing Agent, or any of their property on account of any such Claims or Interests: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing attaching, collecting or recovering in any manner any judgment, award, decree or order; and (iii) creating, perfecting or enforcing any lien or encumbrance.

         By accepting distributions pursuant to the Plan, each holder of an Allowed Claim receiving distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in this Section 10.11.

         3.    Exculpation.

         None of the Debtors, the Reorganized Debtors, the Creditors Committee, the Bondholders' Committee, Mitsubishi, Marubeni, the PBGC, the Unsecured Creditors Representative, the Plan Administrator, the Disbursing Agent, the Indenture Trustee, nor any of their respective present or former members, officers, directors, employees, advisors, or attorneys (acting in such capacity) shall have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, formulating, negotiating or implementing the Plan, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan (including the distributions), except for acts that are ultra vires or for their gross negligence or willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

         The foregoing exculpation and limitation on liability shall not, however, limit, abridge, or otherwise affect the rights, if any, of the Reorganized Debtors to enforce, sue on, settle, or compromise the Litigation Claims retained pursuant to Section 4.11 of this Plan or transferred to the NKK Litigation Trust pursuant to the Plan.

     H.  RESOLUTION OF CERTAIN OBJECTIONS.

         Nothing in the Plan or this Order shall discharge, release, or preclude any Claim that the United States Environmental Protection Agency (the "U.S. EPA") or any state environmental agency may have against the Debtors that has not arisen as of the Effective Date, nor shall the Plan or this Order release or preclude any remedy of the U.S. EPA or any state environmental agency that is not within the definition of a Claim. Further, the Consent Decree and Court Order under RCRA Sections 6973 and Section 31 of the Illinois Environmental Protection Act 415 ILCS 5/31 relating to the Section IV Landfill at the Granite City Steelmaking Facility in Granite City, Illinois, United States and the State of Illinois v. National Steel Corp., Civil Case No. 03-C-338 (N.D. Ill. 2003) will survive and remain unaffected by the Plan and this Order. Moreover, neither the Plan nor this Order shall affect the United States' Allowed General Unsecured Claim of $85,000 approved pursuant to the administrative Consent Agreement and Final Order, In the Matter of: National Steel Corporation Great Lakes Division, River Rouge, Michigan, U.S. EPA Docket No. CWA #05-2001-10 (October 30, 2002). For purposes of interpretation, nothing contained in the previous three (3) sentences shall be deemed to be in conflict with any provision of the Disclosure Statement or Plan.

         On or as soon as reasonably practicable after the Effective Date, the Reorganized Debtors shall pay to HSBC Bank USA (as successor to Pittsburgh National Bank), as Indenture Trustee (the "Pollution Bond Indenture Trustee"), under that certain Indenture of Trust dated April 1, 1981 (the "Pollution Bond Indenture"), under which the Granite City Floating Rate Pollution Control Bonds (National Steel Corporation Project) Series 1981 (the "Pollution Control Bonds") an amount not to exceed $80,000 in respect of the compensation, fees, expenses, disbursements, and indemnity claims, incurred by the Pollution Bond Indenture Trustee. Nothing herein shall be deemed to impair, waive, or discharge any charging lien under the Pollution Control Indenture held by the Pollution Bond Indenture Trustee for any fees and expenses incurred, but not paid, by the Pollution Bond Indenture Trustee.

         The general provisions of the Plan regarding distributions and delivery of distributions to holders of the Bonds (sections 6.3 and 6.6 of the Plan), the record date for distributions to holders of the Bonds (section 6.4 of the Plan), the surrender of the Bonds (section 6.7 of the Plan), and cancellation of the Bonds (section 4.5 of the Plan) shall apply with respect to the Pollution Control Bonds.

         The Plan Administrator will establish an interest-bearing escrow account (the "NKK Escrow") for the mutual benefit of JFE, the NKK Litigation Trust, and the Reorganized Debtors on or prior to the Effective Date of the Plan which will be initially funded with the amount of $106 million (the "Principal Amount") and any and all liens held by JFE under the NUF Loan documents shall transfer to the NKK Escrow. JFE and its affiliates agree that they shall not seek to recover any interest pursuant to the NUF Loan documents (other than what is earned in the escrow), fees or other charges irrespective of the outcome of any litigation initiated by the NKK Litigation Trust and agree that the limit of their claim(s) against the Debtors' estates arising from the NUF Loan is the Principal Amount plus the interest earned in the NKK Escrow, provided, however, that to the extent that JFE could validly setoff its claims under the NUF Loan against claims that the Debtors's estates have against it, the claim of JFE arising from the NUF Loan shall not be so limited solely for purposes such setoff. The Principal Amount plus any accrued interest in the NKK Escrow will only be distributed pursuant to further Order of the Bankruptcy Court. JFE, the Reorganized Debtors and the NKK Litigation Trust expressly reserve all of their rights in and to the amounts in the NKK Escrow.

         The NKK Litigation Trust shall have one (1) year from and after the Effective Date of the Plan to initiate litigation on the NKK Litigation Claims. This one (1) year deadline may only be extended on motion if the NKK Litigation Trust can establish that JFE did not cooperate with the NKK Litigation Trust's investigation of the potential NKK Litigation Claims, provided that JFE is not under an obligation to translate documents whose original is not in English or to send witnesses to the United States and it shall not be grounds for an extension if the NKK Litigation Trust was required to incur translation or travel costs.

         Other provisions in the Plan or Confirmation Order notwithstanding, valid post-petition liens of Denton County, Texas and Hays County, Texas, if any, shall remain in full force and effect until paid under this Plan or otherwise.

         Notwithstanding any other provision of the Plan or this Order to the contrary, the claim of Baker's Port, Inc. against Ingleside Holdings, L.P. ("Ingleside"), subject to any of the Debtors' defenses, shall be satisfied from any Net Proceeds, as defined in the Assignment of Net Income and Profit Interest dated September 11, 1996, received by Ingleside Holdings, L.P., a debtor and debtor-in-possession, and only after the satisfaction of such claim, if any, shall such proceeds be distributed to any other creditor of the Debtors, including, but not limited to National Steel Corporation.

         To the extent that the Debtors do not dispute the amount, validity, or priority of the known administrative claim of Safety Today, Inc. (the "Safety Today Claim"), the Debtors shall pay in cash, on the Effective Date, such Safety Today Claim. To the extent that the Debtors dispute, in good faith, the amount, priority, or validity of the Safety Today Claim, the Debtors shall segregate the disputed amount of the Safety Today Claim pending resolution of the Safety Today Claim.

         Notwithstanding any provision of the Plan or this Order to the contrary, interest (at the federal judgment rate) shall be paid on any unpaid portion of any allowed priority tax claim of the Texas Comptroller from the Effective Date of the Plan to the date that such claim is paid in full. No interest will be paid on the claim of the Texas Comptroller to the extent that such claim is disallowed or determined by the court (or by agreement of the parties) to be a general unsecured claim.

     I.  PAYMENT OF STATUTORY FEES.

         On or before the Effective Date, the Debtors shall pay all fees payable pursuant to 28 U.S.C. ss. 1930 and shall continue to pay such fees as they come due after the Effective Date until a final decree is entered closing the Reorganization Cases in accordance with section 350(a) of the Bankruptcy Code and Bankruptcy Rule 3022.

     J.  SUBSTANTIAL CONSUMMATION.

         The substantial consummation of the Plan, within the meaning of section 1127 of the Bankruptcy Code, is deemed to occur on the Effective Date.

     K.  RETENTION OF JURISDICTION.

         Notwithstanding the entry of this Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Reorganization Cases after the Effective Date as is legally permissible, including jurisdiction over the matters set forth in
Article IX of the Plan, which provisions are incorporated herein by reference and including any and all matters as provided for in the NKK Litigation Trust Agreement.

     L.  NOTICE OF ENTRY OF CONFIRMATION ORDER.

         Pursuant to Bankruptcy Rules 2002(f)(7) and 3020(c), the Debtors or the Reorganized Debtors are directed to serve a notice of the entry of this Confirmation Order and the establishment of bar dates for certain Administrative Claims hereunder, substantially in the form of Exhibit B attached hereto and incorporated herein by reference (the "Confirmation Notice"), on all parties that received notice of the Confirmation Hearing, no later than 15 days after the Effective Date; provided, however, that the Debtors or the Reorganized Debtors shall be obligated to serve the Confirmation Notice only on the record holders of Claims or Interests as of the Confirmation Date.

         1. The Debtors are directed to publish the Confirmation Notice once in the Wall Street Journal, the daily edition of The Chicago Tribune, the daily edition of the South Bend Tribune, the Madison County Post insert to the St. Louis Post-Dispatch, and the Sunday edition of The News Herald no later than 30 days after the Effective Date. Dated: October 23, 2003



                                            ___________________________________
                                            UNITED STATES BANKRUPTCY JUDGE

                                   EXHIBIT A
                                   ---------


                  FIRST AMENDED JOINT PLAN OF LIQUIDATION OF

                 NATIONAL STEEL CORPORATION AND ITS AFFILIATED

                       DEBTORS AND DEBTORS IN POSSESSION

                                   EXHIBIT B
                                   ---------


            MODIFICATION TO FIRST AMENDED JOINT PLAN OF LIQUIDATION

               OF NATIONAL STEEL CORPORATION AND ITS AFFILIATED

                       DEBTORS AND DEBTORS IN POSSESSION

                                   EXHIBIT C
                                   ---------


                          CONFIRMATION HEARING NOTICE